Exhibit 99.1

Seagen Announces Positive Topline Results of Pivotal Phase 2 Clinical Trial of TUKYSA® (tucatinib) in Combination With Trastuzumab in HER2-Positive Metastatic Colorectal Cancer

- Data Accepted for Presentation at ESMO World Congress on Gastrointestinal Cancer -

BOTHELL, Wash.--May 23, 2022—Seagen Inc. (Nasdaq:SGEN) today announced positive topline results from the pivotal phase 2 MOUNTAINEER clinical trial investigating TUKYSA® (tucatinib) in combination with trastuzumab in patients with previously treated HER2-positive metastatic colorectal cancer (mCRC). Data from this trial will form the basis of a planned supplemental New Drug Application to the U.S. Food and Drug Administration (FDA) under the FDA’s Accelerated Approval Program. Merck, known as MSD outside the U.S. and Canada, is commercializing TUKYSA in regions outside of the U.S., Canada and Europe and plans to discuss these results with health authorities as it continues to accelerate the filing of TUKYSA in its territory.

Results showed a 38.1% confirmed objective response rate (cORR) [95% Confidence Interval (CI): 27.7, 49.3] per blinded independent central review (BICR). The median duration of response (DoR) per BICR was 12.4 months [95% CI: 8.5, 20.5]. The combination of tucatinib and trastuzumab was generally well-tolerated, and the most common (greater than or equal to 20%) treatment-emergent adverse events were diarrhea, fatigue, nausea and infusion-related reaction, which were primarily low-grade.

Please see Important Safety Information at the end of this press release for further safety information regarding tucatinib.

“People with HER2-positive previously treated metastatic colorectal cancer have a significant unmet need for new therapies. We are excited by the potential for this tucatinib combination to help patients based on the excellent anti-tumor activity with durable responses and a tolerable safety profile,” said Roger Dansey, M.D., interim CEO and Chief Medical Officer, Seagen. “Based on the strength of these data, we are planning to engage in regulatory discussions with the FDA with the intent to submit a supplemental New Drug Application for TUKYSA.”

Full data from the MOUNTAINEER trial will be presented by John H. Strickler, M.D., Duke University Medical Center, at the European Society for Medical Oncology (ESMO) World Congress on Gastrointestinal Cancer in Barcelona, Spain from June 29 through July 2, 2022.

About MOUNTAINEER

MOUNTAINEER is a U.S. and European multicenter, open-label, phase 2 clinical trial of tucatinib in combination with trastuzumab or as a single agent in 117 patients with HER2-positive metastatic or unresectable colorectal cancer following previous standard-of-care therapies. The primary endpoint of the trial is confirmed objective response rate by RECIST (Response Evaluation Criteria in Solid Tumors) version 1.1 criteria per blinded independent central review in patients receiving the combination of tucatinib and trastuzumab. Duration of response, progression-free survival, overall survival and safety and tolerability of the combination regimen are secondary objectives.

About Colorectal Cancer

Colorectal cancer is the third leading cause of cancer-related deaths in the U.S. and is anticipated to lead to about 52,580 deaths in 2022.1 Approximately 22% of U.S. patients with colorectal cancer are diagnosed at the advanced stage.2 Human epidermal growth factor receptor 2 (HER2) is overexpressed in 3-5% of patients with metastatic colorectal cancer.3,4 There are currently no FDA-approved therapies that specifically target HER2 in colorectal cancer.

About TUYKYSA (tucatinib)

TUKYSA is an oral medicine that is a tyrosine kinase inhibitor of the HER2 protein. In vitro (in lab studies), TUKYSA inhibited phosphorylation of HER2 and HER3, resulting in inhibition of downstream MAPK and AKT signaling and cell growth (proliferation), and showed anti-tumor activity in HER2-expressing tumor cells. In vivo (in living organisms), TUKYSA inhibited the growth of HER2-expressing tumors. The combination of TUKYSA and the anti-HER2 antibody trastuzumab showed increased anti-tumor activity in vitro and in vivo compared to either medicine alone.

TUKYSA is approved in 36 countries. It was approved by the U.S. FDA in April 2020 and by the European Medicines Agency and the UK Medicines and Healthcare Products Regulatory Agency in February 2021. Merck, known as MSD outside the U.S. and Canada, has exclusive rights to commercialize TUKYSA in Asia, the Middle East and Latin America and other regions outside of the U.S., Canada and Europe.

U.S. Indication and Important Safety Information

TUKYSA is indicated in combination with trastuzumab and capecitabine for treatment of adult patients with advanced unresectable or metastatic HER2-positive breast cancer, including patients with brain metastases, who have received one or more prior anti-HER2-based regimens in the metastatic setting.

Warnings and Precautions

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Diarrhea – TUKYSA can cause severe diarrhea including dehydration, hypotension, acute kidney injury, and death. In HER2CLIMB, 81% of patients who received TUKYSA experienced diarrhea, including 12% with Grade 3 diarrhea and 0.5% with Grade 4 diarrhea. Both patients who developed Grade 4 diarrhea subsequently died, with diarrhea as a contributor to death. The median time to onset of the first episode of diarrhea was 12 days and the median time to resolution was 8 days. Diarrhea led to dose reductions of TUKYSA in 6% of patients and discontinuation of TUKYSA in 1% of patients. Prophylactic use of antidiarrheal treatment was not required on HER2CLIMB.

If diarrhea occurs, administer antidiarrheal treatment as clinically indicated. Perform diagnostic tests as clinically indicated to exclude other causes of diarrhea. Based on the severity of the diarrhea, interrupt dose, then dose reduce or permanently discontinue TUKYSA.

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Hepatotoxicity – TUKYSA can cause severe hepatotoxicity. In HER2CLIMB, 8% of patients who received TUKYSA had an ALT increase >5 × ULN, 6% had an AST increase >5 × ULN, and 1.5% had a bilirubin increase >3 × ULN (Grade ≥3). Hepatotoxicity led to dose reduction of TUKYSA in 8% of patients and discontinuation of TUKYSA in 1.5% of patients.

Monitor ALT, AST, and bilirubin prior to starting TUKYSA, every 3 weeks during treatment, and as clinically indicated. Based on the severity of hepatotoxicity, interrupt dose, then dose reduce or permanently discontinue TUKYSA.

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Embryo-Fetal Toxicity – TUKYSA can cause fetal harm. Advise pregnant women and females of reproductive potential risk to a fetus. Advise females of reproductive potential, and male patients with female partners of reproductive potential, to use effective contraception during TUKYSA treatment and for at least 1 week after the last dose.

Adverse Reactions

Serious adverse reactions occurred in 26% of patients who received TUKYSA. Serious adverse reactions in ≥2% of patients who received TUKYSA were diarrhea (4%), vomiting (2.5%), nausea (2%), abdominal pain (2%), and seizure (2%). Fatal adverse reactions occurred in 2% of patients who received TUKYSA including sudden death, sepsis, dehydration, and cardiogenic shock.

Adverse reactions led to treatment discontinuation in 6% of patients who received TUKYSA; those occurring in ≥1% of patients were hepatotoxicity (1.5%) and diarrhea (1%). Adverse reactions led to dose reduction in 21% of patients who received TUKYSA; those occurring in ≥2% of patients were hepatotoxicity (8%) and diarrhea (6%).

The most common adverse reactions in patients who received TUKYSA (≥20%) were diarrhea, palmar-plantar erythrodysesthesia, nausea, fatigue, hepatotoxicity, vomiting, stomatitis, decreased appetite, abdominal pain, headache, anemia, and rash.

Lab Abnormalities

In HER2CLIMB, Grade ≥3 laboratory abnormalities reported in ≥5% of patients who received TUKYSA were: decreased phosphate, increased ALT, decreased potassium, and increased AST. The mean increase in serum creatinine was 32% within the first 21 days of treatment with TUKYSA. The serum creatinine increases persisted throughout treatment and were reversible upon treatment completion. Consider alternative markers of renal function if persistent elevations in serum creatinine are observed.

Drug Interactions

•	Strong CYP3A or Moderate CYP2C8 Inducers: Concomitant use may decrease TUKYSA activity. Avoid concomitant use of TUKYSA.

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Strong or Moderate CYP2C8 Inhibitors: Concomitant use of TUKYSA with a strong CYP2C8 inhibitor may increase the risk of TUKYSA toxicity; avoid concomitant use. Increase monitoring for TUKYSA toxicity with moderate CYP2C8 inhibitors.

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CYP3A Substrates: Concomitant use may increase the toxicity associated with a CYP3A substrate. Avoid concomitant use of TUKYSA where minimal concentration changes may lead to serious or life-threatening toxicities. If concomitant use is unavoidable, decrease the CYP3A substrate dosage.

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P-gp Substrates: Concomitant use may increase the toxicity associated with a P-gp substrate. Consider reducing the dosage of P-gp substrates where minimal concentration changes may lead to serious or life-threatening toxicity.

Use in Specific Populations

•	Lactation: Advise women not to breastfeed while taking TUKYSA and for at least 1 week after the last dose.

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Renal Impairment: Use of TUKYSA in combination with capecitabine and trastuzumab is not recommended in patients with severe renal impairment (CLcr < 30 mL/min), because capecitabine is contraindicated in patients with severe renal impairment.

•	Hepatic Impairment: Reduce the dose of TUKYSA for patients with severe (Child-Pugh C) hepatic impairment.

For more information, please see the full Prescribing Information for TUKYSA here: https://seagendocs.com/TUKYSA_Full_Ltr_Master.pdf.

About Seagen

Seagen is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on the company’s marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the submission of a supplemental New Drug Application to the FDA under the FDA’s Accelerated Approval Program, the therapeutic potential of TUKYSA, its possible efficacy, safety and therapeutic uses, and the TUKYSA development program. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the possibility that the data from the MOUNTAINEER trial may not be sufficient to support accelerated approval or expansion of the labeled indications of use for TUKYSA in the U.S; the possibility of impediments or delays in the submission of a supplemental New Drug Application to the FDA; the risk of adverse events, including the potential for newly-emerging safety signals; delays, setbacks or failures in clinical development activities for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development, adverse regulatory action, possible required modifications to clinical trials, failure to properly conduct or manage clinical trials and failure of clinical results to support continued development or regulatory approvals. More information about the risks and uncertainties faced by Seagen is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and subsequent periodic reports, filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For Media

David Caouette

Vice President, Corporate Communications

(310) 430-3476

dcaouette@seagen.com

For Investors

Peggy Pinkston

Senior Vice President, Investor Relations

(425) 527-4160

ppinkston@seagen.com

[1]	American Cancer Society: Key Statistics for Colorectal Cancer-2022. https://www.cancer.org/cancer/colon-rectal-cancer/about/key-statistics.html. Accessed March 2022.
[2]	Wang J., et al. Metastatic patterns and survival outcomes in patients with stage IV colon cancer: A population-based analysis. Cancer Med. 2020 Jan; 9(1): 361–373.
[3]	Takegawa N and Yonesaka K (2017). HER2 as an emerging oncotarget for colorectal cancer treatment after failure of anti-epidermal growth factor receptor therapy. Clin Colorectal Cancer 16: 247-51.
[4]	Valtorta E., et al. Assessment of a HER2 scoring system for colorectal cancer: results from a validation study. Mod Pathol 28: 1481-91 2015.